Exhibit 99.1

Media Contact:	Investor Contact:
Tony Welz	Tania Almond
Principal	Investor Relations Officer
Welz & Weisel Communications	Sourcefire, Inc.
703.218.3555 x226	410.423.1919
tony@w2comm.com	tania.almond@sourcefire.com
SOURCEFIRE ADOPTS STOCKHOLDER RIGHTS PLAN
Columbia, MD — October 30, 2008 — Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in Enterprise Threat Management, today announced that its Board of Directors has adopted a stockholder rights plan under which its stockholders will receive a dividend in the form of preferred stock purchase rights. The distribution of the rights has no dilutive effect, does not affect earnings per share, is not taxable to Sourcefire or its stockholders and does not change the way in which Sourcefire’s shares are traded.
“The Board believes the stockholder rights plan is a sound and reasonable method for safeguarding stockholders’ interests,” said John Burris, Chief Executive Officer of Sourcefire. “The stockholder rights plan was not adopted in response to any known offers to acquire Sourcefire and it is not intended to prevent an acquisition of the Company on terms that are favorable, fair and in the best interests of all Sourcefire stockholders, but rather to encourage any person or group seeking to acquire Sourcefire to negotiate with the Board and to give the Board sufficient time to study and respond to any unsolicited acquisition attempts.”
“The stockholder rights plan is similar to rights plans adopted by many other companies and is designed to ensure that Sourcefire’s stockholders receive equal treatment in the event of any proposed takeover, and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of Sourcefire that could impair the Board’s ability to represent stockholders’ interests fully,” added Mr. Burris.
Under a Rights Agreement entered into on October 30, 2008 in connection with the adoption of the rights plan, the rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of the close of business on November 14, 2008. Each right will allow the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an initial purchase price of $30, upon the occurrence of certain triggering events described below. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business on October 30, 2018 unless earlier redeemed or exchanged. The holder of a right will have no additional rights as a stockholder of Sourcefire, including the right to vote or to receive dividends, unless that right is exercised.
The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of beneficial ownership of, 15% or more of the outstanding common stock, subject to prior redemption or exchange. Once a person or group acquires beneficial ownership of 15% or more of the outstanding common stock, subject to the terms and conditions of the Rights Agreement, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A Junior Participating Preferred Stock or, at the option of Sourcefire, shares of common stock or cash, property or other securities of Sourcefire having a market value equal to twice the then-current purchase price.
Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates will represent both shares of common stock and the rights, and the rights will trade only with the shares. Further details of the Rights Agreement are contained in a letter that will be mailed to all stockholders as of November 14, 2008.
The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which will be contained in a Registration Statement on Form 8-A that will be filed with the Securities and Exchange Commission.
About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach — Discover, Determine, Defend — to securing real networks. This ETM approach equips customers with an efficient and effective layered security defense — protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike — with more than 40 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D®, RNA™, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.
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